Exhibit 99.1

INTEL UPDATES FOURTH-QUARTER BUSINESS EXPECTATIONS

SANTA CLARA, Calif., Dec. 5, 2002 -- Intel Corporation today provided a planned update to the company's Business Outlook for the fourth quarter, which ends Dec. 28.

     Intel expects revenue for the fourth quarter to be between $6.8 billion and $7.0 billion, as compared to the previous range of $6.5 billion to $6.9 billion. The company's Intel Architecture business is performing above expectations, primarily due to higher sales in Asia. Intel's communications businesses are in line with the company's expectations at the beginning of the quarter.

     The gross margin percentage is expected to be at the high end of the previous range of 49 percent, plus or minus a couple of points. Gains or losses from equity investments and interest and other are expected to be a net loss of $90 million, as compared to the previous expectation of a net loss of $50 million, primarily due to higher impairment charges on equity investments. All other expectations are unchanged.

     Intel's fourth-quarter 2002 Business Outlook was originally published in the company's third-quarter 2002 earnings release, available at www.intc.com.

This Business Update and the Oct. 15 Business Outlook are forward looking and involve a number of risks and uncertainties. Demand for Intel's products, which impacts revenue and gross margin, is affected by business and economic conditions as well as computing and communications industry trends and changes in customer ordering patterns. Revenue and gross margin are affected by competing chip architectures and manufacturing technologies, competing software-compatible microprocessors, pricing pressures and other competitive factors, as well as market acceptance of Intel's new products. Future revenue is also dependent on continuing technological advancement, including developing and implementing new processes and strategic products, as well as sustaining and growing new businesses and integrating and operating any acquired businesses. In addition to the impact of changes in revenue, the gross margin percentage varies with product mix, changes in unit costs, capacity utilization and the existence of excess capacity, and the timing and execution of factory ramps. The gross margin percentage could also be affected by excess or obsolete inventory and variations in inventory valuation. Intel does business outside the United States and is thus subject to a number of other factors, including currency controls and fluctuations, and tariff and import regulations. If terrorist activity, armed conflict, civil or military unrest or political instability occurs in the United States, Israel or other locations, such events may disrupt logistics, security and communications, and could also result in reduced demand for Intel's products. Expenses, particularly certain marketing and compensation expenses, vary depending on the level of revenue and profits. The expectation regarding gains or losses from equity securities and interest and other assumes no unanticipated events and varies depending on equity market levels and volatility, gains or losses realized on the sale or exchange of securities, impairment charges related to non-marketable and other investments, interest rates, cash balances, and changes in fair value of derivative instruments. Results could also be affected by adverse effects associated with product errata (deviations from published specifications) and by litigation, such as that described in Intel's SEC reports, as well as other risk factors listed in Intel's SEC reports, including the report on Form 10-Q for the quarter ended Sept. 28, 2002.

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